                                                                    EXHIBIT 12.1

                              EXPRESS SCRIPTS, INC.
                STATEMENT OF RATIOS OF EARNINGS TO FIXED CHARGES
            YEARS ENDED DECEMBER 31, 2003, 2002, 2001, 2000, AND 1999

                                                       Year Ended December 31,
                                      ----------------------------------------------------------
(in thousands)                           2003        2002        2001        2000        1999
                                      ----------  ----------  ----------  ----------  ----------
Fixed charges:
  Interest expense (1) (3)            $   41,417  $   43,890  $   34,821  $   49,693  $   71,652
  Interest portion of rental expense       6,095       5,424       4,885       4,014       3,716
                                      ==========  ==========  ==========  ==========  ==========
    Total fixed charges                   47,512      49,314      39,706      53,707      75,368

Earnings:
  Income before income taxes and
    extraordinary items (2) (3)          405,302     328,003     207,642      (6,258)    253,824
                                      ----------  ----------  ----------  ----------  ----------
Total adjusted earnings               $  452,814  $  377,317  $  247,348  $   47,449  $  329,192
                                      ==========  ==========  ==========  ==========  ==========
Ratio of earnings to fixed charges          9.53        7.65        6.23        0.88        4.37
                                      ==========  ==========  ==========  ==========  ==========

(1)  Interest expense includes the amortization on our deferred financing fees.

(2) Income before income taxes and extraordinary items includes a non-cash write-off of our investment in marketable securities, non-recurring charges and a one-time gain on sale of assets.

(3) As a result of our implementation of Financial Accounting Standards Board Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("FAS 145") the write-off of deferred financing fees is now included in interest expense and in income before income taxes and extraordinary items. The amounts above reflect reclassifications made to conform to presentation required by FAS 145.